Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128098, 333-149375, 333-167619, 333-186967, 333-200586, 333-192564, 333-178213, 333-170089, 333-162696, 333-154867, 333-147034, 333-138337, 333-133564, 333-128098, 333-119640, 333-113200, 333-109627, 333-100837, 333-73982, 333-57378, 333-32318 and 333-40307 on Form S-8 and Registration Statement No. 333-185217 on Form S-3 of our reports dated June 12, 2015, relating to the consolidated financial statements of NetApp, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended April 24, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 12, 2015